content="text/html; charset=iso-8859-1"> ThermoView Industries, Inc. Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2001

Commission File Number 001-15469

THERMOVIEW INDUSTRIES, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	61-1325129 (I.R.S. Employer Identification Number)
5611 Fern Valley Road Louisville, Kentucky (Address of principal executive offices)	40228 (Zip Code)

502-968-2020
(Registrant's telephone number, including area code)

Item 5. Other Events.

      Pursuant to the terms of an Assignment and Acceptance Agreement dated as of March 22, 2001, by and among PNC Bank, National Association and GE Capital Equity Investments, Inc., and Rodney H. Thomas, Charles L. Smith, Robert L. Cox, Robert L. Cox, II, Stephen A. Hoffmann, Mitch M. Wexler, Stephen Townzen, Emerging Business Solutions, LLC, Ronald L. Carmicle, Raymond C. Dauenhauer, J. Sherman Henderson, III, Bruce C. Merrick, George C. Underhill, II and Dennis F. Dooley, PNC has transferred all of its rights and obligations under its loan documents to GE Capital and the individuals and entities listed in connection with the August, 1998, $15,000,000 PNC loan to ThermoView Industries, Inc. The listed individuals and Emerging Business Solutions constitute an investor group that has joined with GE Capital for the purpose of purchasing the PNC loan. Related to the purchase of the PNC loan, PNC also has assigned its rights and obligations to GE Capital and the investor group with respect to the $3,000,000 portion of the $15,000,000 note for which PNC received payment in full pursuant to guarantees from Messrs. Stephen A. Hoffmann, Douglas I. Maxwell, III, Richard E. Bowlds and Nelson E. Clemmens. Upon the sale of the $15,000,000 loan to GE Capital and the investor group, ThermoView executed on March 22, 2001, a $3,000,000 Amended and Restated Series A Promissory Note in favor of GE Capital, individual Amended and Restated Series B Promissory Notes aggregating $2,250,000 in favor of each member of the investor group and a $6,250,000 Amended and Restated Series C Promissory Note in favor of GE Capital. The Series A, Series B and Series C notes mature on March 31, 2004 and re-evidence the obligations evidenced by the original $15,000,000 PNC note.

      At the date of purchase of the PNC loan, ThermoView owed $11,719,991 to PNC. In connection with the purchase of the PNC loan, ThermoView issued an immediately exercisable warrant in favor of PNC Investment Corp. to purchase 200,000 shares of ThermoView common stock for $0.28 per share. This warrant expires in March 2011. As consideration for GE Capital and the investor group purchasing the PNC note, ThermoView issued immediately exercisable warrants to purchase an aggregate of 957,030 shares of ThermoView common stock at $0.28 per share, of which the warrant in favor of GE Capital grants GE Capital the right to purchase 546,874 shares with the shares subject to the remaining warrants allocated on the basis of the individual investments of the investor group. All of these warrants expire in March 2011.

      GE Capital agreed to extend the maturity date of its $10,000,000 July 1999 note due from ThermoView from July 2002 to April 30, 2004, reduce the principal by $6,250,000 and add interest due on that debt as additional principal for the fourth quarter of 2000 and all of 2001. Consequently, the remaining principal is $4,325,000. Additional interest deferrals for the second through fourth quarters in 2001 will increase debt approximately $900,000.

      In connection with PNC exercising its rights with respect to the four guarantors, ThermoView entered into an agreement with the largest single guarantor, Mr. Hoffmann, representing $1,500,000 of the $3,000,000 PNC collected from the guarantees. ThermoView has executed a promissory note in favor of Mr. Hoffmann in the amount of $900,000 bearing interest at six percent per annum maturing June 30, 2004. The remaining three guarantors who have individually guaranteed $500,000 each have not settled possible claims with ThermoView.

      Subsequent to the purchase of the PNC note by GE Capital and the investor group, GE Capital and the investor group waived all defaults relating to the purchased PNC note. In addition, GE Capital waived any defaults relating to the July, 1999 note occasioned by the declaration of default by PNC in early January 2001.

      ThermoView has also restructured its Series D and Series E preferred stock and in that connection issued 53,400 additional Series D shares valued at $267,000 and 36,600 additional Series E preferred shares valued at $183,000 to satisfy a $450,000 obligation owing by ThermoView to sellers of businesses to ThermoView that now constitute ThermoView subsidiaries. Dividends on the Series D preferred stock commence October 1, 2001 but accumulate with additional issuances of Series D preferred stock through December 31, 2002. Commencing January 1, 2003, ThermoView will pay dividends in cash. The mandatory redemption provision requiring 20 percent annual redemption of the Series D preferred stock over a period of five years commences July 2004 instead of October 2001. Dividends on the Series E preferred stock will accrue from the effective date of the earlier of the original issuance of the Series E preferred stock or the original issuance of the Series D preferred stock that Series E preferred stock replaces. Dividends accruing from the date of issuance of the Series E preferred stock through December 2002, ThermoView shall pay in kind through the issuance of an equivalent amount of Series E preferred stock. Thereafter cash dividends commence. The mandatory redemption provision of this Series E preferred stock which requires 20 percent annual redemption over a five year period commences July 2004 instead of October 2001.

      Members of the investor group including Messrs. Carmicle, Dauenhauer, Henderson, Hoffmann, Merrick, Smith, Thomas and Underhill are all directors of ThermoView. Mr. Charles L. Smith also serves as chief executive officer of ThermoView.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ThermoView Industries, Inc.

Date: March 27, 2001	By: /s/ Charles L. Smith
Charles L. Smith
Chief Executive Officer
(principal executive officer)